Exhibit 3.22

ARTICLES OF AMENDMENT

TO

HEART AND MEDICINE INSTITUTE

OF UTAH, INC.

DATE:	February 21, 1997

MEMBERS PRESENT:	Gary P. Symkoviak, MD, President
Bard R. Madsen, MD, Vice President
Konstantyn Y. Szwajkun, MD, Shareholder
Mark H. Keep, MD, Shareholder
Marianne Maddox, Secretary

ITEMS OF BUSINESS: It was proposed that the Corporation name, Heart and Medicine Institute of Utah, Inc. be changed to the HEART AND LUNG INSTITUTE OF UTAH, INC. A vote was taken between the four shareholders, Dr. Symkoviak, who holds 12,835 shares, Dr. Madsen, who holds 12,665 shares, Dr. Szwajkun, who holds 5,356 shares. and Dr. Keep, who holds 2,431 shares, the vote was unanimous in the affirmative.

The article of amendment shall read: The name of Heart and Medicine Institute of Utah shall be changed to the Heart and Lung Institute of Utah, Inc.

Respectively submitted,

/s/ Gary P. Symkoviak	/s/ Bard R. Madsen
Gary P. Symkoviak, MD, FACC	Bard R. Madsen, MD

/s/ Konstantyn Y. Szwajkun	/s/ Mark H. Keep
Konstantyn Y. Szwajkun, MD, FACC	Mark H. Keep, MD, FACC